                                  EXHIBIT 4.1

              Restated Articles of Incorporation of the Registrant

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                        COUSINS PROPERTIES INCORPORATED

                                       1.

                        The name of the corporation is:

                        COUSINS PROPERTIES INCORPORATED

                                       2.

                 The corporation shall have perpetual duration.

                                       3.

         The purposes of the corporation shall be to engage in and carry on the businesses of buying, leasing and otherwise acquiring lands and interests in lands of every kind and description and wheresoever situated; buying, leasing and otherwise acquiring and constructing and erecting, or contracting for the construction and erection of buildings and structures in and on said lands for any uses or purposes; holding, owning, improving, developing, maintaining, operating, letting, leasing, mortgaging, selling or otherwise disposing of such property or any part thereof; equipping, furnishing and operating apartments, apartment houses, hotels, apartment hotels, restaurants, office buildings, shopping centers, warehouses or any other buildings or structures of whatsoever kind; to loan its funds to any person, firm or corporation, either with or without security; and to conduct any other businesses and engage in any other activities not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the corporation shall have all powers necessary to conduct such businesses and engage in such activities, including, but not limited to, the powers enumerated in the Georgia Business Corporation Code or any amendment thereto.

                                      4.

         The corporation shall have the authority to issue 50 million shares of Common Stock at $1 par value per share.

                                       5.

         Shares of stock of the corporation may be issued by the corporation for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors.

                                       6.

         No shareholder shall have any preemptive right to subscribe for or to purchase any shares of stock or other securities issued by the corporation.

                                       7.

         Subject to the provisions of Sec. 14-2-91 of the Georgia Business Corporation Code, the Board of Directors shall have the power to distribute a portion of the assets of the corporation, in cash or in property, to holders of shares of stock of the corporation out of the capital surplus of the corporation.

                                       8.

         The corporation shall have the full power to purchase and otherwise acquire, and dispose of, its own shares and securities granted by the laws of the State of Georgia and shall have the right to purchase its shares out of its unreserved and unrestricted capital surplus available

                                       3.

         The purposes of the corporation shall be to engage in and carry on the businesses of buying, leasing and otherwise acquiring lands and interests in lands of every kind and description and wheresoever situated; buying, leasing and otherwise acquiring and constructing and erecting, or contracting for the construction and erection of buildings and structures in and on said lands for any uses or purposes; holding, owning, improving, developing, maintaining, operating, letting, leasing, mortgaging, selling or otherwise disposing of such property or any part thereof; equipping, furnishing and operating apartments, apartment houses, hotels, apartment hotels, restaurants, office buildings, shopping centers, warehouses or any other buildings or structures of whatsoever kind; to loan its funds to any person, firm or corporation, either with or without security; and to conduct any other businesses and engage in any other activities not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the corporation shall have all powers necessary to conduct such businesses and engage in such activities, including, but not limited to, the powers enumerated in the Georgia Business Corporation Code or any amendment thereto.

                                      4.

         The corporation shall have the authority to issue 50 million shares of Common Stock at $1 par value per share.

                                       5.

         Shares of stock of the corporation may be issued by the corporation for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors.

                                       6.

         No shareholder shall have any preemptive right to subscribe for or to purchase any shares of stock or other securities issued by the corporation.

                                       7.

         Subject to the provisions of Sec. 14-2-91 of the Georgia Business Corporation Code, the Board of Directors shall have the power to distribute a portion of the assets of the corporation, in cash or in property, to holders of shares of stock of the corporation out of the capital surplus of the corporation.

                                       8.

         The corporation shall have the full power to purchase and otherwise acquire, and dispose of, its own shares and securities granted by the laws of the State of Georgia and shall have the right to purchase its shares out of its unreserved and unrestricted capital surplus available therefor as well as out of its unreserved and unrestricted earned surplus available therefor. Shares of the Corporation's Common Stock acquired by the Corporation shall be treasury shares.

                                       9.

         A. In addition to any affirmative vote required by law, by any other provision of these Articles of Incorporation or by the Bylaws of the corporation,

                          (i)     any merger or consolidation of the
                 corporation with or into any other corporation, or

                          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the corporation, or

                          (iii) the adoption of any plan or proposal for the liquidation or dissolution of the corporation, or


                          (iv) any reclassification of securities of the corporation or recapitalization or reorganization of the corporation,

shall require the affirmative vote of the holders of at least two-thirds of the then outstanding shares of common stock of the corporation.

         B. Any amendment of or addition to these Articles of Incorporation or the Bylaws of the corporation which would have the effect of amending, altering, changing or repealing this Article shall require the affirmative vote of the holders of at least two-thirds of the then outstanding shares of common stock of the corporation.

                                      10.

                 No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of duty of care or other duty as a Director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involved intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth in
Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the Director derived an improper personal benefit.

                                      11.

         A. So long as the corporation desires to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and subject to the terms and provisions of this Article,

                 (1) After December 31, 1986, shares of stock of the corporation shall not be transferable to any Person (as defined in C., below) if such transfer would cause such person to be the Owner (as defined in C., below) of more than 3.9% in value of the outstanding shares of the corporation (the "Limit"). After December 31, 1986, any transfer of shares either (a) on the books of the corporation or (b) between stockholders or (c) among accounts of a record stockholder (each of (a) (b) and (c) is referred to as a "Record Transfer") which would cause an accumulation of shares by any Person in excess of the Limit and therefore violate the prohibition of this A.(1), shall be void, and the intended beneficial transferee (the "Record Transferee") of such shares shall acquire no rights in such shares.

                 (2) Except for Persons who were Owners of shares in excess of the Limit as of the close of business on December 31, 1986 ("Prior Owners"), no Person shall at any time be the Owner of shares in excess of the Limit.

                 (3) After the close of business on December 31, 1986, no Prior Owner shall at any time become the Owner of any shares not Owned as of the close of business on December 31, 1986, except for shares received pursuant to pro rata stock splits, stock dividends or similar transactions, shares acquired pursuant to stock plans approved by the shareholders of the corporation and shares acquired from a Person whose shares are attributed to such Prior Owner for purposes of determining whether the corporation satisfies the requirement imposed on REITs under Section 856(a)(6) of the Code; PROVIDED, HOWEVER, that a Prior Owner may become the Owner of shares not Owned as of the close of business on December 31, 1986 and not acquired in accordance with the first clause of this sentence (collectively, "Additional Shares") if immediately after the transaction in which such Prior Owner becomes the Owner of such Additional Shares, such Prior Owner will not Own a percentage of the value of the outstanding shares of the corporation greater than the percentage of the value of the outstanding shares of the corporation Owned by such Prior Owner as of the close of business on December 31, 1986, excluding, for the purpose of calculating such Prior Owner's Ownership percentage after such transaction, shares acquired by such Prior Owner since December 31, 1986 in transactions permitted under the first clause of this sentence. Any Record Transfer which would result in a transfer of shares to a Prior Owner after December 31, 1986, in violation of this A.(3), shall be void, and the Record Transferee shall acquire no rights in such shares.

                 (4) If, notwithstanding the provisions hereof, at any time after December 31, 1986, there is a Record Transfer in violation of the provisions hereof to a Person which, absent the prohibitions in A.(1), would have become an Owner of shares of the corporation in excess of the Limit, or there is a Record Transfer in violation of the provisions hereof to a Prior Owner after December 31, 1986, which, absent the prohibitions of A.(3), would have resulted in a Prior Owner becoming the Owner of shares not Owned as of the close of business on December 31, 1986, those shares of the corporation which are a part of the most recent Record Transfer and which are in excess of the Limit or are to or for the benefit of a Prior Owner after December 31, 1986, as the case may be, including for this purpose shares deemed Owned through attribution, shall constitute "Excess Shares".

                 (5)      Excess Shares shall have the following
                          characteristics:

                          (a) Excess Shares shall be deemed to have been transferred to the corporation as trustee (the "Trustee") of a trust (the "Trust") for the exclusive benefit of such Person or Persons to whom the Excess Shares shall later be transferred pursuant to (b) or (c) below;

                          (b) Subject to the corporation's rights described in (e) below, an interest in the Trust (representing the number of Excess Shares held by the Trust attributable to the Record Transferee as a result of the Record Transfer that is void under A.(1) or A.(3) shall be freely transferable by the Record Transferee (i) at a price which does not exceed the price paid by the Record Transferee for the Excess Shares in connection with the Record Transfer (ii) or, if the shares become Excess Shares in a transaction otherwise than for value (e.g. by gift, devise or descent) at a price which does not exceed the Market Price on the date of the Record Transfer
                 (in either case, the "Record Transfer Price") provided, however, that the Excess Shares held in the Trust attributable to the Record Transferee would not constitute Excess Shares in the hands of the transferee of the interest in the Trust. Upon such transfer, the Excess Shares attributable to the Record Transferee shall be removed from the Trust and transferred to the transferee of the interest in the Trust and shall no longer be Excess Shares, and the Record Transferee's interest in the Trust shall be extinguished;

                          (c) Excess Shares shall not have any voting rights, and shall not be considered for the purpose of any stockholder vote or determining a quorum at the annual meeting or any special meeting of stockholders, but shall continue to be reflected as issued and outstanding stock of the corporation;

                          (d) No dividends or other distributions shall be paid with respect to Excess Shares; any dividends paid in error to a Record Transferee prior to the discovery by the corporation that the Record Transfer is void under A.(1) or A.(3) will be payable back to the corporation upon demand; and

                          (e) Excess Shares shall be deemed to have been offered for sale to the corporation or its designee at the lesser of the Record Transfer Price and the Market Price on the date of acceptance of the offer. The corporation shall have the right to accept such offer for a period of ninety
                 (90) days from (i) the date of the Record Transfer which, absent the provisions of A.(1) or A.(3), would have made the Record Transferee the holder of Excess Shares, if the corporation has been given notice pursuant to B.(2) that such Record Transfer creates Excess Shares as of the date of such Record Transfer or (ii) the date the Board of Directors determines in good faith that a Record Transfer which, absent the provisions of A.(1) or A.(3), would have made the Record Transferee the holder of Excess Shares has taken place, if the corporation does not receive such notice pursuant to B.(2). Prior to any transfer of an interest in the Trust pursuant to A.(5)(b), notice of the transfer must be given to the corporation by the Record Transferee, and the corporation must
                 (i) waive in writing its right to accept the offer described in this A.(5)(e) and (ii) make a good faith determination that the Excess Shares held in the Trust attributable to the Record Transferee would not constitute Excess Shares in the hands of the transferee of the interest in the Trust.

                 (6) If, notwithstanding the provisions of A.(1), and A.(3), (i) any Person acquires shares in excess of the Limit or
         (ii) any Prior Owner acquires additional shares after December 31, 1986, in violation of the provisions hereof, and the corporation would have qualified as a REIT but for the fact that more than 50% in value of its shares are held by five or fewer individuals in the last half of the taxable year in violation of the requirements of the Code, then that Person, and any legal entities which constitute that Person, shall be jointly and severally liable for and shall pay to the corporation, on an after-tax basis, an amount equal to all taxes, penalties and interest imposed, and all costs (plus interest of 15% per annum from the date such costs are incurred) incurred by the corporation, as a result of the corporation losing its REIT qualification (the "Indemnity"). For purposes of the preceding sentence, the amount of taxes shall include the taxes that would be payable if the corporation, immediately after losing its REIT qualification, sold all of its properties for cash at their fair market value ("Built-In Gain Tax"), regardless of whether the corporation actually engages in any such sales. Should the loss of REIT qualification occur as described above, then the corporation may seek to have its qualification restored for the next taxable year, but shall not be required to do so. If the corporation is unable to requalify for the succeeding year as a result of the prohibited share acquisitions, the Indemnity shall be applicable until the corporation is again able to elect to be taxed as a REIT. Even if the corporation is again able to elect to be taxed as a REIT, however, the Indemnity shall nevertheless include the full amount of the Built-In Gain Tax, even if the corporation is allowed to pay any such taxes at the time any properties are sold during the ten-year period following the corporation's requalification as a REIT. If more than one Person has acquired shares in excess of the Limit or is a Prior Owner who has improperly acquired additional shares after December 31, 1986, prior to or at the time of the loss of REIT qualification, then all such Persons and Prior Owners, together with all legal entities which constitute any of them, shall be jointly and severally liable, with right of contribution, for the Indemnity. However, the foregoing sentence shall not require that the corporation proceed against any one or several of such Persons or Prior Owners or the legal entities which constitute them.

                 (7) All certificates evidencing ownership of shares of the corporation shall bear a conspicuous legend describing the restrictions set forth in this Article. Stickers bearing such legend will be distributed to record holders of shares of the corporation's common stock within 30 days after the effective date of this Article
         11. Such stickers shall be affixed by the holders to the certificates evidencing ownership of their shares.

         B.      (1)      If the Board of Directors or its designees shall at
any time determine in good faith that a Record Transfer has taken place in violation of A.(1) or A.(3) or that a Person intends to acquire or has attempted to acquire Ownership of any shares of the corporation in violation of A.(1) or A.(3), the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect or to prevent to such transfer or acquisition, including but not limited to refusing to give effect to such transfer or acquisition on the books of the corporation or instituting proceedings to enjoin such transfer or acquisition.

                 (2) Any Person who acquires or attempts to acquire shares in violation of A.(1) or A.(3), or who becomes the Record Transferee of shares which, under A.(4), become Excess Shares in the hands of that Person, is obliged immediately to give written notice thereof to the corporation and to give to the corporation such other information as the corporation may reasonably require of such Person (a) with respect to the Ownership of outstanding shares held directly or by attribution by such Person, and (b) such other information as may be necessary to determine the corporation's status under the Code.

                 (3) The corporation has the right to request information similar to that described in (2) immediately above if it determines, in good faith, that a Person is attempting to acquire shares in violation of A.(1) and A.(3) or that a Record Transfer has been made which has resulted in Excess Shares.

         C. For the purpose of the determination to be made under this Article.

                 (1) A Person shall be considered to "Own", be the "Owner" or have "Ownership" of shares if he is treated as owner of such shares for purposes of determining whether the corporation satisfies the requirements imposed on REITs under Sections 856(a)(6) of the Code.

                 (2) "Person" includes an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(1) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Act, but does not include a corporate underwriter which participates in a public offering of the corporation's common stock for a period of seven days following the purchase by such underwriter of the corporation's common stock. "Person" does not include an organization that qualifies under Section 501(c)(3) of the Code that is not a private foundation within the meaning of Section 509(a) of the Code.

                 (3) "Market Price" for Excess Shares shall be the average of the high and low prices as reported on the New York Stock Exchange composite tape if the shares are listed or admitted for trading on the New York Stock Exchange, or as reported by the NASDAQ national market system if the shares are designated as national market system securities and are not listed or admitted for trading on the New York Stock Exchange, for the trading day immediately preceding the relevant date.

                 (4) In the case of an ambiguity in the application of any of the provisions of (1) and (2) above, the Board of Directors or a committee thereof shall have the power to determine for purposes of this Article on the basis of information known to it (i) whether any Person Owns shares, (ii) whether any two or more individuals, corporations, partnerships, estates, trusts, associations or joint stock companies or other entities constitute a Person, and (iii) whether any of the entities of (ii) above constitute a group.

         D. If any provision of this Article or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         E. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the corporation and the interests of its stockholders by preservation of the corporation's status as a REIT under the Code.